UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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JAGUAR HEALTH, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 13, 2021, Jaguar Health, Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) and an accompanying proxy card with the U.S. Securities and Exchange Commission in connection with the 2021 Annual Meeting of Stockholders of the Company (the “Annual Meeting”).  The Annual Meeting was held on May 13, 2021 and adjourned prior to voting on the proposals described in the Proxy Statement because there were not present or represented by proxy a sufficient number of shares of the Company’s common stock in order to constitute quorum.  As announced during the Annual Meeting and disclosed in the Company’s Current Report on Form 8-K filed on May 14, 2021, the Annual Meeting will reconvene at 8:30 a.m. Pacific Time on June 11, 2021.  On May 17, 2021 at 5:30 a.m. Pacific Time, the Company hosted an investor webcast regarding first quarter 2021 financials and business updates (the “Investor Call”). Below are excerpts of the script of the Company’s Investor Call discussing the Annual Meeting.

Script

Operator

Before I turn the call over to Management, I’d like to remind you that Management may make forward-looking statements relating to such matters as continued growth prospects for the Company, uncertainties regarding market acceptance of products, the impact of competitive products and pricing, industry trends, and product and technology initiatives including products in the development stage which may not achieve scientific objectives or meet stringent regulatory requirements. Forward-looking statements are subject to risk and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements.  These statements are based on currently available information and Management’s current assumptions, expectations and projections about future events. While Management believes that its assumptions, expectations, and projections are reasonable in view of currently available information, you are cautioned not to place undue reliance on these forward-looking statements. The Company’s actual results may differ materially from those discussed in this call for a variety of reasons, including those described in the forward-looking statements and risk factors sections of the Company’s Form 10-K for the year ending December 31, 2020, which was filed March 31, 2021, and its other filings with the SEC, which are available on the Investor Relations section of Jaguar’s website. Except as required by law, Jaguar Health undertakes no obligation to update or revise any forward-looking statements contained in this presentation to reflect new information, future events or otherwise.

Additionally, please note that the Company supplements its condensed consolidated financial statements presented on a GAAP basis by providing gross sales, non-GAAP EBITDA and non-GAAP recurring EBITDA. Jaguar believes that the disclosure items of these non-GAAP measures provide investors with additional information that reflects the basis upon which Company management assesses and operates the business. These non-GAAP financial measures should not be viewed in isolation or as substitutes for GAAP net sales and GAAP net loss and are not substitutes for, or superior to, measures of financial performance in conformity with GAAP.

At this time, it’s my pleasure to turn the call over to Lisa Conte, Jaguar Health’s Founder, President and Chief Executive Officer. Lisa, the floor is yours.

Lisa Conte

[…]

As announced this past Friday, the Annual Meeting of Stockholders of Jaguar Health held on May 13th was adjourned until Friday, June 11, 2021 because there was an insufficient number of shares of the Company’s common stock present or represented by proxy to reach quorum. Stockholders have thus far strongly supported the proposals, and approximately an additional 11% of the Company’s eligible common stock outstanding as of the April 12, 2021 record date for the meeting, needs to be voted to reach quorum, and even more to provide sufficient votes to approve the proposal to increase the company’s number of authorized shares.  Without additional shares, the Company will be compromised in its ability to react and respond to strategic options, including potential product acquisitions, equity financings, and any potential use of equity to further the valuation enhancement activities of our commercial operation. We encourage all eligible stockholders who have not yet voted their shares — or provide voting instructions to their broker or other record holder — to do so prior to the Annual Meeting, as your participation is important. If you would like to speak to me prior to your vote, feel free to reach out to Peter Hodge to schedule a call.  It’s an important vote, and it’s important to me that all our shareholders have the opportunity to understand why and have a common vision with the recommendation of the board of Jaguar.

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